 Exhibit 10.1

       January 31, 2008

Mr. Jonathan C. Crane
80 Stevens Road
Hanover, NH 03755

Dear Jonathan:

This Letter Agreement (the "Agreement"), reflects our mutual understanding with respect to your resignation from SAVVIS, Inc. (the "Company", and together with its subsidiaries and their affiliates, "SAVVIS") and sets forth the payments and benefits that you will be eligible to receive under this Agreement.

       1. Resignation. You have advised us that you will resign from the Board of Directors of the Company effective as of the close of business on February 1, 2008, and from your position as President of the Company and from any other executive officer or director role in which you have served with the Company and SAVVIS effective as of the close of business on March 1, 2008 (the "Resignation Date"). Effective on the Resignation Date, you will no longer be a member of any board or internal management committee of the Company or SAVVIS and you will have no authority to take any action on behalf of or otherwise bind the Company or SAVVIS.

       2. Advisor Role. You agree to serve as an advisor to the Company from your Resignation Date through May 31, 2008 (the "Transition Period"). In your role as an advisor, you will work with the Senior Vice President of Sales to transition your responsibilities, including working with key customers and strategic partners, and you will handle various other projects as requested by the Chief Executive Officer.

       3. Payments Through the Transition Period. Until the close of business on the last day of the Transition Period, (i) you will receive Five Thousand Dollars per month as salary (less applicable withholdings and deductions), paid in accordance with the Company's payroll practices in the ordinary course; (ii) your Options, Restricted Stock Units and Restricted Preferred Units (as defined in your Employment Agreement with the Company dated March 29, 2006, as amended in the First Amendment dated May 30, 2006 and the Second Amendment dated August 31, 2006 (collectively the "Employment Agreement")) will continue to vest pro-rata as set forth in your Employment Agreement; and (iii) you will continue to be eligible for benefits at the level and of the type you currently receive. Notwithstanding anything herein or in your Employment Agreement to the contrary, you agree that you will not be entitled to earn any cash bonus during the Transition Period.

       4. Employment Agreement. The Company hereby confirms and agrees that your resignation hereunder shall constitute a termination of employment with the Company by reason of "Good Reason" under the terms of your Employment Agreement. Accordingly, you will receive the benefits and severance outlined in the Employment Agreement commencing on June 1, 2008, subject to any conditions and restrictions in your Employment Agreement. In addition, the restrictive covenants in your Employment Agreement, including but not limited to, (i) the covenants not to compete with SAVVIS, (ii) the non-solicitation or hiring of employees, (iii) the non-solicitation of customers, and (iv) the protection of SAVVIS confidential information, will remain in full force and effect. Notwithstanding anything to the contrary in your Employment Agreement, the Company hereby confirms and you agree that you will receive $35,416.00 (less applicable withholdings and deductions) on June 1, 2008, which represents payment of your pro-rata share of your 2008 annual bonus.

       5. 2007 Cash Bonus. The Company hereby confirms and you agree that you will receive a cash bonus of $191,250.00 for the 2007 year under the Company's 2007 Annual Incentive Plan (the "Plan"), which will be paid in accordance with the terms of the Plan.

       6. Non-Disparagement. You agree not to disparage or denigrate SAVVIS or its directors or executive officers orally or in writing. SAVVIS agrees not to disparage or denigrate you or your agents, assignees, attorneys, family members, heirs, executors or administrators orally or in writing, and agrees to use its reasonable best efforts to cause its directors and executive officers not to disparage or denigrate you or your agents, assignees, attorneys, heirs, executors or administrators.

       7. Cooperation. You agree to cooperate with the Company and its attorneys as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of your employment with the Company. The Company agrees to reimburse you for any and all reasonable costs and expenses (including but not limited to reasonable attorney's fees) you may incur in connection with such cooperation.

       8. Consultation with Attorney. You hereby acknowledge that you have been advised to consult an attorney regarding this Agreement and its meaning and effect and that you understand the Agreement and the effect of signing the Agreement.

       9. Choice of Law/Venue. This Agreement shall be governed by the laws of the State of Missouri (regardless of conflict of laws principles) as to all matters including without limitation validity, construction, effect, performance and remedies, except to the extent that such laws are preempted by federal law. Each party agrees that any proceeding relating to this Agreement shall be brought in the state courts of Missouri located in St. Louis County or the federal courts of the District of Missouri, Eastern Division. Each party hereby consents to personal jurisdiction in any such action brought in any such Missouri court and waives any objection to venue in any such Missouri court or to any claim that any such Missouri court is an inconvenient forum.

       10. Transferability. This Agreement shall be binding upon any successor to the Company, whether by merger, consolidation, purchase of assets or otherwise. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity, other than the parties hereto and their respective successors and assigns, which in your case will include your heirs and/or your estate.

       11. Counterparts. This Agreement may be executed in counterparts.

       12. Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement and understanding relating to your employment relationship with and resignation from the Company; supersedes all prior discussions, negotiations, and agreements concerning your employment with the Company and separation therefrom; and may not be amended except by mutual written agreement.

                                        SAVVIS, Inc.

                                        By:         /s/ Philip J. Koen
                                                Philip J. Koen
                                                Chief Executive Officer

I have read this Letter Agreement and understand all of its terms. I sign this Letter Agreement knowingly and voluntarily, with full knowledge of what it means.

/s/ Jonathan C. Crane                         January 31, 2008
Jonathan C. Crane                                Date